EXHIBIT 99.2
STOCK OPTION GRANT AGREEMENT
PURSUANT TO THE SEACOR MARINE HOLDINGS INC.
2017 EQUITY INCENTIVE PLAN
THIS STOCK OPTION GRANT AGREEMENT (this “Agreement”), dated as of [________], 20[__] (the “Agreement Date”), sets forth the agreement of SEACOR Marine Holdings Inc., a Delaware corporation (the “Company”), to grant options to [______________], an employee of, or consultant to, the Company or its Affiliates (the “Grantee”), to purchase Shares on the terms and subject to the conditions hereinafter provided.
The stock options to be granted pursuant hereto shall not be Incentive Stock Options.
1.    Agreement to Grant; Grant Dates and Numbers of Shares. The Company hereby agrees, subject to Paragraph 5, to grant to the Grantee options to purchase a total of [________] Shares (the “Stock Options”) in four installments as follows:
Options to purchase [________] Shares to be granted on [________], 20[__]
Options to purchase [________] Shares to be granted on [________], 20[__]
Options to purchase [________] Shares to be granted on [________], 20[__]
Options to purchase [________] Shares to be granted on [________], 20[__]
Each of [________], 20[__]; [________], 20[__]; [________], 20[__]; and [________], 20[__] is referred to herein as a “Grant Date.” Stock Options granted on any Grant Date shall vest and become exercisable to purchase Shares as provided in Paragraph 4.
2.    Exercise Price. The per Share exercise price of the Stock Options to be granted on each Grant Date shall be equal to the Fair Market Value on such Grant Date. The Company shall provide notice to the Grantee of the per Share exercise price of each grant of Stock Options hereunder promptly after the applicable Grant Date.
3.    Payment of Exercise Price. The option exercise price may be paid in cash, by the delivery of Shares then owned by the Grantee (which are not the subject of any pledge or other security interest and which have been owned by the Grantee for at least six months), by the withholding of Shares for which a Stock Option is exercisable or by a combination of these methods. Payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Company may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law. In determining which methods the Grantee may utilize to pay the exercise price, the Company may consider such factors as it determines are appropriate.
4.    Vesting and Exercise Period.
A.    GENERAL. Subject to the terms and conditions set forth herein, the Stock Options granted on each Grant Date shall vest and be exercisable as follows:

VESTING	NUMBER OF SHARES
[________], 20[__]	20% of Stock Options
[________], 20[__]	20% of Stock Options
[________], 20[__]	20% of Stock Options
[________], 20[__]	20% of Stock Options
[________], 20[__]	20% of Stock Options
No Stock Option awarded hereunder shall be exercisable later than ten years after the Agreement Date. The Stock Options awarded hereunder shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Grantee's lifetime only by the Grantee. Notwithstanding the foregoing, Stock Options may be transferred by the Grantee solely to the Grantee’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons.

B.    DEATH. In the event of the Grantee's death, each Stock Option that had been granted but was unexercised as of the date of death shall vest and become immediately exercisable, and may be exercised until the first to occur of (i) the one-year anniversary of the date of death and (ii) the tenth anniversary of the Agreement Date. In addition, in the event of the Grantee's death, any and all Stock Options that are subject to grant under Paragraph 1 but have not yet been granted because, as of the date of death, the Grant Date had not yet occurred, shall be granted as of the date of death, which shall be the “Grant Date” for purposes thereof (or, if such date is not a business day on which the Shares were traded, the “Grant Date” shall be the immediately preceding business day on which Shares were traded).
C.    RETIREMENT. In the event of the Grantee’s formal retirement from employment with the Company under acceptable circumstances as determined by the Committee in its sole discretion (which determination may be conditioned upon, among other things, the Grantee entering into a non-competition agreement with the Company), each Stock Option that had been granted but was unexercised as of the date of retirement shall vest and become immediately exercisable, and may be exercised until the first to occur of (i) the one-year anniversary of the Grantee’s retirement date and (ii) the tenth anniversary of the Agreement Date. In addition, in the event of such retirement, any and all Stock Options that are subject to grant under Paragraph 1 but have not yet been granted because, as of the date of such retirement, the Grant Date had not yet occurred, shall be granted as of the date of retirement, which shall be the “Grant Date” for purposes thereof (or, if such date is not a business day on which Shares are traded, the “Grant Date” shall be the immediately preceding business day on which Shares were traded).
D.    TERMINATION OF EMPLOYMENT WITHOUT CAUSE. Subject to Paragraph 6, in the event the Grantee’s employment is terminated by the Company without Cause (including upon or following the Grantee’s Disability), each Stock Option that had been granted and became vested, but was unexercised as of the date of termination, may be exercised until the first to occur of (i) the date which is 90 days after the effective date of such termination and (ii) the tenth anniversary of the Agreement Date.
E.    VOLUNTARY RESIGNATION. Subject to Paragraph 6, in the event of the Grantee’s voluntary termination of employment with the Company, each Stock Option that had been granted and became vested, but was unexercised as of the date of termination, may be exercised until the first to occur of (i) the date which is 90 days after the effective date of such termination and (ii) the tenth anniversary of the Agreement Date.
5.    Termination of Stock Options; Post-Employment Exercises. Except as provided for in Paragraph 4 or 6 hereof, or as otherwise provided by the Committee, (i) no Stock Option represented by this Agreement may be exercised after termination of the Grantee’s employment with the Company, (ii) all Stock Options shall terminate and be of no further force or effect from and after the date of such termination and (iii) no Stock Options that were subject to grant under Paragraph 1 as of the date of termination of the Grantee’s employment with the Company (but had not been granted because, as of such date, the Grant Date had not yet occurred) shall be granted after such termination of employment and the Company’s agreement to grant such Stock Options shall be of no further force or effect.
6.    Adjustment Provisions; Change of Control.
A.    The Stock Options shall be subject to adjustment as provided in Section 4(b) of the Plan.
B.    If there is a Change of Control of the Company, any and all Stock Options that are subject to grant under Paragraph 1 but have not yet been granted because, as of the date of such Change of Control, the Grant Date had not yet occurred, shall be granted as of the date of such Change of Control (immediately prior to the occurrence of the Change of Control on such date), which shall be the “Grant Date” for purposes thereof (or, if such date is not a business day on which Shares are traded, the “Grant Date” shall be the immediately preceding business day on which Shares were traded).
C.    The Stock Options shall be subject to Section 13 of the Plan upon and following a Change of Control.
7.    Withholding. All payments or distributions of Stock Options made hereunder or of Shares covered by Stock Options shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements. The Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Grantee as the Company shall determine. The Company may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax, permit the Grantee to pay all or a portion of the federal, national, state and local withholding taxes arising in connection with any Stock Option or Shares by electing to have the Company withhold Shares having a Fair Market Value equal to the amount to be withheld.
8.    Tenure. The Grantee’s right to continue to serve the Company or any of its Affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by the award hereunder.

9.    Representations and Warranties of Grantee. The Grantee hereby represents and warrants to the Company as follows:
A.    The Grantee has the legal right and capacity to enter into this Agreement and fully understands the terms and conditions of this Agreement.
B.    The Grantee is acquiring the Shares subject to the Stock Options for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).
C.    If any Shares subject to the Stock Options shall be registered under the Securities Act, no public offering (otherwise than on a national securities exchange, as defined in the Securities Exchange Act of 1934, as amended) of any Shares acquired hereunder shall be made by the Grantee (or any other person) under such circumstances that he or she (or such person) may be deemed an underwriter, as defined in the Securities Act.
D.    The Grantee understands and agrees that none of the Shares subject to the Stock Options may be offered, sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except in compliance with this Agreement and the Securities Act pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act and applicable state securities or “blue sky” laws, and then only in accordance with any applicable insider trading policy of the Company (as may be in effect from time to time, the “Insider Trading Policy”). The Grantee further understands that the Company has no obligation to cause or to refrain from causing the resale of any of the Shares subject to the Stock Options or any other Shares or shares of its capital stock to be registered under the Securities Act or to comply with any exemption under the Securities Act which would permit the Shares subject to the Stock Options to be sold or otherwise transferred by the Grantee. The Grantee further understands that, without approval in writing pursuant to the Insider Trading Policy, no trade may be executed in any interest or position relating to the future price of Company securities, such as a put option, call option, or short sale (which prohibition includes, among other things, establishing any “collar” or other mechanism for the purpose of establishing a price).
E.    Notwithstanding anything herein to the contrary, the Company shall have no obligation to deliver any Shares hereunder or make any other distribution of benefits under hereunder unless such delivery or distribution would comply with all applicable laws (including, without limitation, the Securities Act), and the applicable requirements of any securities exchange or similar entity.
10.    Notices. Any notice required or permitted hereunder shall be deemed given, if to the Grantee, when delivered (a) by a nationally recognized overnight delivery service (receipt requested), (b) by e-mail or other electronic means, or (c) by certified or registered mail, return receipt requested, postage prepaid, at such address as the Company shall maintain for the Grantee in its personnel records or such other address as he or she may designate in writing to the Company. Grantee will promptly notify the Company in writing upon any change in Grantee’s mailing address or e-mail address. Any notice required or permitted hereunder shall be deemed given, if to the Company, when delivered by certified or registered mail, return receipt requested, postage prepaid, to the Company, at 7910 Main Street, 2nd Floor, Houma, LA, Attention: [_____] or such other address as the Company may designate in writing to the Grantee.
11.    Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no manner be construed to be a waiver of such provision or of any other provision hereof.
12.    Amendment and Termination. Subject to the terms of the Plan, this Agreement may not be amended or terminated unless such amendment or termination is in writing and duly executed by each of the parties hereto.
13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
14.    Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Grantee, his or her executors, administrators, personal representatives and heirs. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.
15.    Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the Stock Options and supersedes all prior agreements, discussions and understandings with respect to such subject matter.
16.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles and provisions thereof relating to conflict or choice of laws.

17.    Clawback. The Stock Options and the Shares issued upon exercise of the Stock Options will be subject to such clawback provisions as may be required to be made pursuant to any applicable law, government regulation or stock exchange listing requirement, or other applicable Company policy.
18.    2017 Equity Incentive Plan Controls. This Agreement is subject to all terms and provisions of the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan (and as amended, modified or supplemented from time to time, the “Plan”), which are incorporated herein by reference. In the event of any conflict, the terms and provisions of the Plan shall control over the terms and provisions of this Agreement. All capitalized terms herein shall have the meanings given to such terms by the Plan unless otherwise defined herein or unless the context clearly indicates otherwise.
IN WITNESS WHEREOF, the Company has executed this Agreement on the date and year first above written.

SEACOR MARINE HOLDINGS INC.

[__________]

The undersigned hereby accepts, and agrees to, all terms and provisions of the foregoing Stock Option Grant Agreement.

<<First_Name>> <<Last_Name>>

Dated:

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